FILED
04 MAR 23 PM 1:45
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

ARTICLES OF INCORPORATION
OF
OPTIMUMBANK HOLDINGS, INC.

The undersigned, acting as incorporator, and for the purpose of forming a corporation in accordance with Chapter 607, F.S., adopts the following Articles of Incorporation.

ARTICLE I

The name of the corporation shall be OptimumBank Holdings, Inc. and its mailing address and initial principal place of business shall be 10197 Cleary Boulevard, Plantation, Florida 33324.

ARTICLE II

The purpose for which the corporation is organized is to become a bank holding company and to conduct any and all business which lawfully may be conducted by corporations under the laws of the State of Florida as now existing or as hereafter amended or modified.

ARTICLE III

The corporation shall be authorized to issue 6,000,000 shares of a single class of common stock, par value $.01 per share.

ARTICLE IV

The street address of the corporation's initial registered office is 10197 Cleary Boulevard, Plantation, Florida 33324, and the name of the initial registered agent at that office is Albert J. Finch.

ARTICLE V

The name and address of the incorporator is Albert J. Finch, 10197 Cleary Boulevard, Plantation, FL 33324.

Having been named as registered agent to accept service of process for the above stated corporation at the place designated in this certificate, I am familiar with and accept the appointment as registered agent and agree to act in this capacity.

Albert J. Finch
ALBERT J. FINCH, Registered Agent

3-23-04
Date

Albert J. Finch
ALBERT J. FINCH, Incorporator

3-23-04
Date

ARTICLES AND
PLAN OF SHARE EXCHANGE
BETWEEN
OPTIMUMBANK.COM
AND
OPTIMUMBANK HOLDINGS, INC.

FILED

04 MAY -6 PM 3:34

SECRETARY OF STATE
TALLAHASSEE, FLORIDA

ARTICLE 1
The Parties to the Share Exchange and Effective Date

1.1 The Parties to the Share Exchange. The name of the party whose shares are being acquired in the Share Exchange (as defined in section 2.1 below) is OptimumBank.com (the "Bank"). The name of the party acquiring the shares of the OptimumBank.com in the Share Exchange is OptimumBank Holdings, Inc., a Florida corporation (the "Holding Company").

1.2 Effective Date. The effective date (the "Effective Date") of the Share Exchange shall be the date shown on which the Articles of Share Exchange are filed with the Division of Corporations of the State of Florida.

ARTICLE 2
Terms and Conditions of the Share Exchange

2.1 The Share Exchange. At the Effective Date, the Bank shall become a wholly owned subsidiary of the Holding Company through the exchange of the outstanding shares of common stock of the Bank for shares of the common stock of the Holding Company in accordance with Section 3.1 of this Plan of Share Exchange and pursuant to Sections 607.1102 and 607 of the Florida Business Corporation Act (the "Share Exchange").

2.2 Effect of Share Exchange. At the Effective Date, the Share Exchange shall have the effect as provided in Section 607.1106 of the Florida Business Corporation Act.

ARTICLE 3
Manner of Exchanging Shares

3.1 Exchange of Shares. Upon the Effective Date, shares of Holding Company common stock shall be issued and allocated as follows:

(a) Each of the issued and outstanding shares of common stock of the Bank ("Bank Common Stock") shall be automatically exchanged for one share of common stock of the Holding Company ("Holding Company Common Stock"). Outstanding certificates representing shares of Bank Common Stock will thereafter represent an equal number of shares of Holding Company Common Stock. Shareholders of the Bank will not be required to surrender their Bank stock certificates (other than those shareholders of the Bank who perfect their dissenters' rights of appraisal under the Florida Business Corporation Act). Each holder of Bank Common Stock, upon the surrender of his Bank stock certificates to the Holding Company or its transfer agent duly endorsed for transfer, may receive in exchange therefor a certificate or certificates representing an equivalent number of shares of Holding Company Common Stock.

(b) Shares of Bank Common Stock issued and outstanding shall, by virtue of the Share Exchange, continue to be issued and outstanding shares and shall be denoted on the books and records of the Bank as held of record by the Holding Company.

3.2 Exchange of Stock Options. On the Effective Date, all rights with respect to Bank Common Stock pursuant to stock options ("Bank Options") granted by the Bank under a Bank stock option plan (the "Bank Stock Option Plan") which are outstanding on the Effective Date,

whether or not they are exercisable, shall be converted into and become rights with respect to Holding Company Common Stock, and the Holding Company shall assume each Bank Option in accordance with the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From the Effective Date forward, (i) each Bank Option assumed by the Holding Company may be exercised solely for shares of Holding Company Common Stock, (ii) the number of shares of Holding Company Common Stock subject to each Bank Company Option shall be equal to the number of shares of Bank Common Stock subject to such option immediately prior to the Effective Date and (iii) the per share exercise price under each such Bank Option shall be the per share exercise price under each such option prior to the Effective Date and (iv) the terms and conditions of the Bank Stock Option Plan shall be converted into and deemed to be the terms and conditions of the outstanding Holding Company Stock Option Plan which shall be effective on and continue after the Effective Date.

ARTICLE 4
Shareholder Approval

The Plan of Share Exchange was adopted by the shareholders of the Bank on April 29, 2004, and by the board of directors of the Holding Company on March 23, 2004. Shareholder approval was not required for the Holding Company.

WITNESS, the following signatures and seals for the parties to these Articles of Share Exchange.

ATTEST:

By: ______________

OPTIMUMBANK HOLDINGS, INC.

By: ______________
RICHARD BROWDY, PRESIDENT

ATTEST:

By: ______________

OPTIMUMBANK.COM

By: ______________
RICHARD BROWDY, PRESIDENT

**ARTICLES OF AMENDMENT
TO ARTICLES OF INCORPORATION OF
OPTIMUMBANK HOLDINGS, INC.**

1. Pursuant to the provisions of Section 607.1006, Florida Statutes, the undersigned corporation hereby adopts the following amendment to its Articles of Incorporation:

Article III of the Articles of Incorporation of OptimumBank Holdings, Inc. is hereby deleted in its entirety and the following new Article III is inserted in its place:

<u>ARTICLE III</u>

(a) The aggregate number of shares of stock of all classes that the corporation shall have authority to issue is 12,000,000 shares, of which 6,000,000 shares shall be common stock, \$.01 par value per share ("Common Stock"), and of which 6,000,000 shares shall be preferred stock, no par value ("Preferred Stock").

(b) The Board of Directors of the corporation is hereby granted the authority, subject to the provisions of this Article III and to the limitations prescribed by law, to classify the unissued shares of Preferred Stock into one or more series of Preferred Stock and with respect to each such series to fix by resolution or resolutions providing for the issuance of such series the terms, including the preferences, rights and limitations, of such series. Each series shall consist of such number of shares as shall be stated in the resolution or resolutions providing for the issuance of such series together with such additional number of shares as the Board of Directors by resolution or resolutions may from time to time determine to issue as a part of the series. The Board of Directors may from time to time decrease the number of shares of any series of Preferred Stock (but not below the number thereof then outstanding) by providing that any unissued shares previously assigned to such series shall no longer constitute part thereof and restoring such unissued shares to the status of authorized but unissued shares of Preferred Stock.

(c) The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i) The number of shares constituting that series and the distinctive designation of that series;

(ii) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

(iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; and

(vii) Any other relative rights, preferences and limitations of that series.

(d) The holders of shares of each series of Preferred Stock shall be entitled upon liquidation or dissolution, or upon the distribution of the assets, of the Corporation to such preferences as provided in the resolution or resolutions creating the series, and no more, before any distribution of the assets of the Corporation shall be made to the holders of any other series of Preferred Stock or to the holders of shares of Common Stock. Whenever the holders of shares of Preferred Stock of all series shall have been paid the full amounts to which they shall be entitled, the holders of shares of Common Stock shall be entitled to share ratably in all the remaining assets of the Corporation.

2. The foregoing amendment was approved and adopted on November 10, 2008 by the corporation's Board of Directors and on January 6, 2009, by the corporation's shareholders. The number of votes cast for the amendment by the shareholders was sufficient for approval.

Dated: January 6, 2009

OPTIMUMBANK HOLDINGS, INC.

By: Richard L. Browdy

Richard L. Browdy
President

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION, AS AMENDED,
OF OPTIMUMBANK HOLDINGS, INC.
ESTABLISHING AND DESIGNATING
FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

FILED
09 JAN 14 PM 1:48
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

OptimumBank Holdings, Inc., a corporation organized and existing under the laws of the State of Florida (the "Corporation"), in accordance with the provisions of Section 607.0602 of the Florida Business Corporation Act (the "Act") thereof, hereby certifies:

I.

The name of the corporation is "OptimumBank Holdings, Inc."

II.

The board of directors of the Corporation (the "Board of Directors"), in accordance with the Articles of Incorporation, as amended (the "Articles"), and the Bylaws (the "Bylaws") of the Corporation and applicable law, including Sections 607.0602 and 607.0601 of the Act, adopted the following resolution on January 13, 2009, for the purpose of determining and establishing a series of 4,578 shares of no par value Preferred Stock of the Corporation designated as "Fixed Rate Cumulative Perpetual Preferred Stock, Series A":

RESOLVED, that pursuant to the provisions of the Articles and the Bylaws of the Corporation and applicable law, a series of Preferred Stock, no par value, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the "Fixed Rate Cumulative Perpetual Preferred Stock, Series A" (the "Designated Preferred Stock"). The authorized number of shares of Designated Preferred Stock shall be 4,578.

Part 2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of these Articles of Amendment to the same extent as if such provisions had been set forth in full herein.

Part. 3. Definitions. The following terms are used in these Articles of Amendment (including the Standard Provisions in Annex A hereto) as defined below:

(a) "Common Stock" means the common stock, par value $.01 per share, of the Corporation.

(b) "Dividend Payment Date" means February 15, May 15, August 15 and November 15 of each year.

(c) "Junior Stock" means the Common Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

(d) "Liquidation Amount" means $1,000 per share of Designated Preferred Stock.

(e) "Minimum Amount" means $1,144,500.

(f) "Parity Stock" means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(g) "Signing Date" means January 23, 2009.

Part. 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

III.

These Articles of Amendment were duly adopted by the Board of Directors on January 13, 2009, without shareholder action and shareholder action was not required.

IN WITNESS WHEREOF, OptimumBank Holdings, Inc. has caused these Articles of Amendment to be signed by its President, this 13th day of January 2009.

OPTIMUMBANK HOLDINGS, INC.

By: Richard L. Browdy
Name: Richard L. Browdy
Title: President

ANNEX A

STANDARD PROVISIONS

Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of these Articles of Amendment. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a) "Applicable Dividend Rate" means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

(b) "Appropriate Federal Banking Agency" means the "appropriate Federal banking agency" with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(c) "Business Combination" means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation's stockholders.

(d) "Business Day" means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(e) "Bylaws" means the bylaws of the Corporation, as they may be amended from time to time.

(f) "Articles of Amendment" means these Articles of Amendment or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(g) "Charter" means the Corporation's certificate or articles of incorporation, articles of association, or similar organizational document.

(h) "Dividend Period" has the meaning set forth in Section 3(a).

(i) "Dividend Record Date" has the meaning set forth in Section 3(a).

(j) "Liquidation Preference" has the meaning set forth in Section 4(a).

(k) "Original Issue Date" means the date on which shares of Designated Preferred Stock are first issued.

(l) "Preferred Director" has the meaning set forth in Section 7(b).

(m) "Preferred Stock" means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

(n) "Qualified Equity Offering" means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation's Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).

(o) "Share Dilution Amount" has the meaning set forth in Section 3(b).

(p) "Standard Provisions" mean these Standard Provisions that form a part of the Articles of Amendment relating to the Designated Preferred Stock.

(q) "Successor Preferred Stock" has the meaning set forth in Section 5(a).

(r) "Voting Parity Stock" means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Articles of Amendment, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a) Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (*i.e.*, no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend

Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a "Dividend Period", provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date"). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Articles of Amendment).

(b) Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, *provided* that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution

Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders' rights plan or any redemption or repurchase of rights pursuant to any stockholders' rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. "Share Dilution Amount" means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation's consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared *pro rata* so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized

committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

Section 4. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the "Liquidation Preference").

(b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a) Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third

anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; *provided* that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the "Minimum Amount" as defined in the relevant articles of amendment for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the "Successor Preferred Stock") in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b) No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of

the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either *pro rata* or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the *pro rata* benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(f) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (*provided* that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7. Voting Rights.

(a) General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the "Preferred Directors" and each a "Preferred Director") to fill such newly created directorships at the Corporation's next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; *provided* that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(c) Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Articles of Amendment for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Articles of Amendment for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole;

provided, *however*, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(d) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all

outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in these Articles of Amendment, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder's expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder's expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 12. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

FILED
10 NOV -5 AM 8:55
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
OPTIMUMBANK HOLDINGS, INC.

The Articles of Incorporation, as amended, of OPTIMUMBANK HOLDINGS. INC., a Florida corporation (the "Corporation"), are hereby amended pursuant to the provisions of Section 607.10025 of the Florida Business Corporation Act, and such amendments are set forth as follows:

FIRST: Upon the close of business on the date these Articles of Amendment are filed with the Florida Department of State (the "Effective Time"), each four (4) shares of the Corporation's Common Stock, par value $.01 per share ("Common Stock"), issued and outstanding shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional shares as described below (the "Reverse Stock Split"). No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Rather, fractional shares created as a result of the Reverse Stock Split shall be rounded up to the next largest whole number, such that, in lieu of fractional shares, each shareholder who otherwise would be entitled to receive fractional shares of Common Stock as a result of the Reverse Stock Split shall instead be entitled to receive the next largest whole number of shares of Common Stock.

SECOND: The first sentence of the first paragraph (a) of Article III is hereby deleted in its entirety and replaced with the following:

(a) The aggregate number of shares of stock of all classes that the corporation shall have authority to issue is 7,500,000 shares of which 1,500,000 shares shall be common stock, $.01 par value per share ("Common Stock"), and of which 6,000,000 shares shall be preferred stock, no par value ("Preferred Stock").

The undersigned hereby certifies that the foregoing amendments were approved and adopted by the board of directors of the Corporation on October 18, 2010. Under Section 607.10025 of the Florida Business Corporation Act, the foregoing amendments do not require any action by the holders of the Corporation's common stock. The Reverse Stock Split will not adversely affect the rights or preferences of the holders of outstanding shares of the Corporation's common stock, and the percentage of authorized shares of the Corporation's common stock remaining unissued after the Reverse Stock Split will not exceed the percentage of authorized shares of the corporation's common stock that were unissued before the Reverse Stock Split.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment, effective as of this 3 day of November, 2010.

OPTIMUMBANK HOLDINGS, INC.

By: [signature]
Richard L. Browdy
President and Chief Financial Officer

FILED

'11 SEP 29 PM 1:48

SECRETARY OF STATE
TALLAHASSEE FLORIDA

ARTICLES OF AMENDMENT

TO

THE ARTICLES OF INCORPORATION

OF

OPTIMUMBANK HOLDINGS, INC.

The Articles of Incorporation, as amended, of OPTIMUMBANK HOLDINGS, INC., a Florida corporation (the "Corporation"), are hereby amended pursuant to the provisions of Section 607.10025 of the Florida Business Corporation Act, and such amendments are set forth as follows:

FIRST: The name of the Corporation is "OptimumBank Holdings, Inc."

SECOND: The first sentence of the first paragraph (a) of Article III is hereby deleted in its entirety and replaced with the following:

(a) The aggregate number of shares of stock of all classes that the corporation shall have authority to issue is 56,000,000 shares, of which 50,000,000 shares shall be common stock, $.01 par value per share ("Common Stock"), and of which 6,000,000 shares shall be preferred stock, no par value ("Preferred Stock").

THIRD: The undersigned hereby certifies that the only voting group entitled to vote on the amendments contained in these Articles of Amendment was the holders of shares of Corporation's common stock. These Articles of Amendment were duly adopted by the shareholders on September 28, 2011 at the Corporation's special meeting of shareholders. The number of vote cast for the amendments above by the shareholders was sufficient for their approval.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment, effective as of this 28th day of September, 2011.

OPTIMUMBANK HOLDINGS, INC.

By: Richard L. Browdy
Richard L. Browdy
President

(((H13000112772 3)))

EFFECTIVE DATE 5-31-13

13 MAY 20 PM 2:36
FILED
SECRETARY OF STATE
DIVISION OF CORPORATIONS

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF OPTIMUMBANK HOLDINGS, INC.

OPTIMUMBANK HOLDINGS, INC., a Florida corporation (the "Corporation"), hereby adopts the following Articles of Amendment to its Articles of Incorporation, pursuant to the provisions of the Florida Business Corporation Act (the "Act"):

1. Amendment. Paragraph (a) of Article III is hereby deleted in its entirety and replaced with the following (the "Amendment"):

> "(a) The aggregate number of shares of stock of all classes that the corporation shall have authority to issue is 56,000,000 shares, of which 50,000,000 shares shall be common stock, $.01 par value per share ("Common Stock"), and of which 6,000,000 shares shall be preferred stock, no par value ("Preferred Stock").
>
> On the close of business on the date these Articles of Amendment are filed with the Florida Department of State (the "Effective Time"), each four (4) shares of Common Stock issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof or the Corporation, be combined and converted into one (1) share of Common Stock, subject to the treatment of fractional share interests as described below (the "Reverse Stock Split"). No fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Rather, fractional shares created as a result of the Reverse Stock Split shall be rounded up to the next largest whole number, such that, in lieu of fractional shares, each shareholder who otherwise would be entitled to receive fractional shares of Common Stock as a result of the Reverse Stock Split shall instead be entitled to receive the next largest whole number of shares of Common Stock."

2. Approval of Amendment. The Amendment was approved and adopted by all of the directors of Company at a meeting duly called and held on March 22, 2013 and by the holders of a majority of the outstanding Common Stock of the Company at a meeting duly called and held on April 30, 2013. The holders of the Common Stock are the only voting group entitled to vote on the Amendment, and the approval of the Amendment by the holders of a majority of the common stock was sufficient to approve the Amendment under the Act and the Company's Articles of Incorporation and Bylaws.

3. Effective Time and Date of Amendment. The Amendment shall become effective as of 12:01 a.m. on May 31, 2013.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of this 20th day of May, 2013.

OPTIMUMBANK HOLDINGS, INC.

By: Thomas A. Procelli

Name: Thomas A. Procelli

Title: PRINCIPAL EXECUTIVE OFFICER

(((H13000119810 3)))

FILED 13 MAY 30 AM 10:32 SECRETARY OF STATE TALLAHASSEE, FLORIDA

ARTICLES OF CORRECTION TO AMENDMENT TO THE ARTICLES OF INCORPORATION OF OPTIMUMBANK HOLDINGS, INC.

OPTIMUMBANK HOLDINGS, INC., a Florida corporation (the "Corporation"), hereby adopts the following Articles of Correction to the Amendment to its Articles of Incorporation filed on May 20, 2013 (the "Amendment"), pursuant to the provisions of Section 607.0124 of the Florida Business Corporation Act (the "Act"):

1. Correction. The Amendment incorrectly stated that the Effective Time of the Amendment was 12:01 a.m. on May 31, 2013. The Effective Time should have been stated as the close of business on May 31, 2013.

2. Corrected Amendment. The corrected Amendment is as follows:

Paragraph (a) of Article III is hereby deleted in its entirety and replaced with the following (the "Amendment"):

"(a) The aggregate number of shares of stock of all classes that the corporation shall have authority to issue is 56,000,000 shares, of which 50,000,000 shares shall be common stock, $.01 par value per share ("Common Stock"), and of which 6,000,000 shares shall be preferred stock, no par value ("Preferred Stock").

On the close of business on May 31, 2013 (the "Effective Time"), each four (4) shares of Common Stock issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof or the Corporation, be combined and converted into one (1) share of Common Stock, subject to the treatment of fractional share interests as described below (the "Reverse Stock Split"). No fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Rather, fractional shares created as a result of the Reverse Stock Split shall be rounded up to the next largest whole number, such that, in lieu of fractional shares, each shareholder who otherwise would be entitled to receive fractional shares of Common Stock as a result of the Reverse Stock Split shall instead be entitled to receive the next largest whole number of shares of Common Stock."

2. Approval of Amendment. The Amendment was approved and adopted by all of the directors of Company at a meeting duly called and held on March 22, 2013 and by the holders of a majority of the outstanding Common Stock of the Company at a meeting duly called and held on April 30, 2013. The holders of the Common Stock are the only voting group entitled to vote on the Amendment, and the approval of the Amendment by the holders of a majority of

(((H13000119810 3)))

the common stock was sufficient to approve the Amendment under the Act and the Company's Articles of Incorporation and Bylaws.

3. Effective Time and Date of Amendment. The Amendment shall become effective as of the close of business on May 31, 2013.

[*Signature Page Follows*]

IN WITNESS WHEREOF, the undersigned has executed these Articles of Correction as of this 30th day of May, 2013.

OPTIMUMBANK HOLDINGS, INC.

By: Thom Procelli

Name: Thomas A. Procelli

Title: Principal Executive Officer

H15000305037 3

**ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
OPTIMUMBANK HOLDINGS, INC.**

OPTIMUMBANK HOLDINGS, INC., a Florida corporation (the "Corporation"), hereby adopts the following Articles of Amendment to its Articles of Incorporation, pursuant to the provisions of the Florida Business Corporation Act (the "Act"):

1. Amendment. Paragraph (a) of Article III is hereby deleted in its entirety and replaced with the following (the "Amendment"):

> "(a) The aggregate number of shares of stock of all classes that the corporation shall have authority to issue is 11,000,000 shares, of which 5,000,000 shares shall be common stock, $.01 par value per share ("Common Stock"), and of which 6,000,000 shares shall be preferred stock, no par value ("Preferred Stock").
>
> On the close of business on January 11, 2016 (the "Effective Time"), each ten (10) shares of Common Stock issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof or the Corporation, be combined and converted into one (1) share of Common Stock, subject to the treatment of fractional share interests as described below (the "Reverse Stock Split"). No fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Rather, fractional shares created as a result of the Reverse Stock Split shall be rounded up to the next largest whole number, such that, in lieu of fractional shares, each shareholder who otherwise would be entitled to receive fractional shares of Common Stock as a result of the Reverse Stock Split shall instead be entitled to receive the next largest whole number of shares of Common Stock."

2. Approval of Amendment. The Amendment was approved and adopted by all of the directors of the Company by written consent on December 22, 2015. The amendment did not require the approval of the shareholders of the Company under the Act or the Company's Articles of Incorporation or Bylaws.

3. Effective Time and Date of Amendment. The Amendment shall become effective as of the close of business on January 11, 2016.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of this 22nd day of December, 2015.

OPTIMUMBANK HOLDINGS, INC.

By: [signature]

Name: Joel Klein

Title: Chairman - Audit Committee and Director

H16000092312 3

16 APR 13 PM 4: 35
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
OPTIMUMBANK HOLDINGS, INC.

DESIGNATION OF SERIES A PREFERRED STOCK

Pursuant to Section 607.0602 of the Florida Business Corporation Act (the "Act"), **OPTIMUMBANK HOLDINGS, INC.**, a Florida corporation (the "Corporation"), hereby certifies that pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board of Directors") by the Articles of Incorporation of the Corporation (as further amended from time to time (the "Articles of Incorporation"), and in accordance with the provisions of Section 607.0602 of the Florida Business Corporation Act (the "FBCA"), the Board of Directors unanimously adopted the following resolution creating a series of its preferred stock, no par value:

RESOLVED, that a series of the class of authorized preferred stock, no par value, consisting of 100 shares of the Corporation is hereby created, and that the designation thereof and the rights, preferences, privileges and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, as may be amended from time to time, are as follows:

1. Designation. The designation of the series of preferred stock shall be 10.0% Series A Cumulative Preferred Stock (hereinafter referred to as the "Series A Preferred Stock"). Series A Preferred Stock will rank equally with any Parity Stock, if any, and will rank senior to any Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

2. Number of Shares. The Series A Preferred Stock is a single series of authorized preferred stock consisting of 100 shares. Such number may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation and by the filing of an amendment pursuant to the provisions of the Florida Business Corporation Act stating that such increase or reduction, as the case may be, has been so authorized. The additional shares of Series A Preferred Stock would form a single series with the outstanding Series A Preferred Stock. The Corporation shall have the authority to issue fractional shares of Series A Preferred Stock.

3. Definitions.

(a) As used herein with respect to Series A Preferred Stock:

(i) "Business Day" means each weekday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in Ft. Lauderdale, Florida.

(ii) "Certificate of Designations" means this Certificate of Designations relating to the Series A Preferred Stock, as it may be amended from time to time.

MIADOCS 11134936 3

H16000092312 3

(iii) "Corporation" means OptimumBank Holdings, Inc.

(iv) "Dividend Payment Date" shall have the meaning set forth in Section 4(a) hereof.

(v) "Dividend Period" shall have the meaning set forth in Section 4(a) hereof.

(vi) "Junior Stock" means the Corporation's common stock and any other class or series of stock of the Corporation hereafter authorized over which Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(vii) "Parity Stock" means any other class or series of stock of the Corporation that ranks on a parity with Series A Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(viii) "Series A Preferred Stock" shall have the meaning set forth in Section 1 hereof.

4. Dividends.

(a) Rate. Holders of Series A Preferred Stock shall be entitled to receive, if, when and as declared by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation out of legally available assets, cumulative cash dividends on the liquidation preference, which is $25,000 per share of Series A Preferred Stock. These dividends will be payable annually in arrears, on December 31 of each year, with each such date being referred to herein as a "Dividend Payment Date". Dividends on each share of Series A Preferred Stock will accrue on the liquidation preference amount of $25,000 per share at a rate per annum equal to 10.0%. Notwithstanding the foregoing, dividends on the Series A Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with laws and regulations applicable thereto, including applicable capital adequacy guidelines. Dividends will be payable to holders of record of Series A Preferred Stock as they appear on the books of the Corporation on the applicable record date, which shall be the 15th calendar day before the applicable Dividend Payment Date, or such other record date, not exceeding 30 days before the applicable Dividend Payment Date, as shall be fixed by the Board of Directors. A "Dividend Period" is the period from and including a Dividend Payment Date to but excluding the next Dividend Payment Date, except that the initial Dividend Period will commence on and include the original issue date of the Series A Preferred Stock. If any date on which dividends would otherwise be payable is not a Business Day, then the Dividend Payment Date will be the next succeeding Business Day and no additional dividends will accrue in respect of any payment made on the next succeeding Business Day.

(b) Cumulative Dividends. Dividends on shares of Series A Preferred Stock shall be cumulative. Accordingly, if the Board of Directors of the Corporation or a duly authorized committee of the Board of Directors does not declare a dividend on the Series A Preferred Stock payable in respect of any Dividend Period before the related Dividend Payment Date, such dividend will be deemed to have accrued and shall be thereafter payable in the manner specified in Section 4(a).

(c) Priority of Dividends. So long as any share of Series A Preferred Stock remains outstanding, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, during any dividend period, unless, in the case of each of clauses (i), (ii) and (iii) above, all accrued and unpaid dividends on all outstanding shares of Series A Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside. When dividends are not paid in full upon the shares of Series A Preferred Stock and any Parity Stock, all dividends declared upon shares of Series A Preferred Stock and any Parity Stock shall be declared on a proportional basis so that the amount of dividends declared per share shall bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share on Series A Preferred Stock, and accrued dividends, including any accumulations, on Parity Stock, bear to each other. No interest will be payable in respect of any dividend payment on shares of Series A Preferred Stock that may be in arrears. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation, may be declared and paid on any Parity Stock or Junior Stock from time to time out of any assets legally available for such payment, and the holders of Series A Preferred Stock shall not be entitled to participate in any such dividend.

5. Liquidation Rights.

(a) Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of the Series A Preferred Stock shall be entitled to receive out of assets of the Corporation legally available for distribution to stockholders, after satisfaction of liabilities to the Corporation's creditors, and subject to the rights of holders of any securities ranking senior to the Series A Preferred Stock, before any distribution of assets is made to holders of common stock or of any other shares of stock ranking junior as to such a distribution to the shares of Series A Preferred Stock, a liquidating distribution in the amount of the liquidation preference of $25,000 per share plus all accrued and unpaid dividends on the Series A Preferred Stock. Any holder of Series A Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b) Partial Payment. In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidation preference plus declared and unpaid dividends in full to all holders of the Series A Preferred Stock and all holders of any other shares of our stock ranking equally as to such distribution with the Series A Preferred Stock, the amounts paid to the holders of Series A Preferred Stock and to the holders of all such other stock shall be paid pro rata in

accordance with the respective aggregate liquidating distribution or owed to those holders plus all accrued and unpaid dividends on the Series A Preferred Stock.

(c) Residual Distributions. If the liquidation preference plus all accrued and unpaid dividends on the Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and any other shares of our stock ranking equally as to the liquidation distribution, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation.

(i) The following events shall be considered a liquidation under this Section 5:

(A) Any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company's voting power is transferred (an "Acquisition"); or

(B) A sale, lease or other disposition of all or substantially all of the assets of the Company (an "Asset Transfer").

(ii) In either of such events, if the consideration received by the Company is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1) If traded on a national securities exchange, the value shall be deemed to be the average of the closing prices of the securities on exchange over the thirty (30) day period ending three (3) days prior to the closing;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Board of Directors.

6. Voting Rights. Except as provided below and otherwise provided by law, the holders of the Series A Preferred Stock will have no voting rights.

(a) Supermajority Voting Rights—Amendments. The affirmative vote or consent of the holders of at least 66-2/3% of all of the shares of the Series A Preferred Stock at the time outstanding, voting separately as a class, shall be required to amend the provisions of the Articles of Incorporation or this Certificate of Designations or any other certificate amendatory thereof or supplemental thereto (including any certificate of designations or any similar document relating to any series of preferred stock) so as to materially and adversely affect the rights, preferences or privileges of the Series A Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series A Preferred Stock or authorized common or preferred stock of the Corporation or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock.

(b) Supermajority Voting Rights—Priority. The affirmative vote or consent of the holders of at least 66-2/3% of all of the shares of the Series A Preferred Stock and all other Parity Stock, at the time outstanding, voting as a single class without regard to series, shall be required to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the shares of the Series A Preferred Stock and all other Parity Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

(c) The voting rights granted in Sections 6(a) and (b) shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the holders of the Series A Preferred Stock to effect such redemption.

7. Conversion. The holders of Series A Preferred Stock shall not have any rights to convert such Series A Preferred Stock into shares of any other class of capital stock of the Corporation.

8. Rank. Notwithstanding anything set forth in the Articles of Incorporation or this Articles of Designations to the contrary, the Board of Directors of the Corporation or any authorized committee of the Board of Directors of the Corporation, without the vote of the holders of the Series A Preferred Stock, may authorize and issue additional shares of Junior Stock, Parity Stock or, subject to the voting rights granted in Section 6, any class of securities ranking senior to the Series A Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

9. Unissued or Reacquired Shares. Shares of Series A Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the

Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

10. No Sinking Fund. Shares of Series A Preferred Stock are not subject to any mandatory redemption sinking fund or other similar provision.

11. Preemptive Rights. The holders of shares of Series A Preferred Stock shall have no preemptive rights with respect to any shares of the Corporation's capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

12. Record Holders. To the fullest extent permitted by applicable law, the Corporation and any transfer agent for the Series A Preferred Stock may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

13. Notices. All notices or communications in respect of the Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail or if giving in such other manner as may be permitted herein, in the Articles of Incorporation or Bylaws of the Corporation or by applicable law.

14. Stock Certificates. The Corporation may at its option issue shares of Series A Preferred Stock without certificates.

15. Other Rights. The Series A Preferred Stock shall not have any powers, preferences, privileges or rights other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.

Effective Date of Amendment. The Amendment shall become effective on the date these Articles of Amendment are filed with the Department of State of the State of Florida.

Board Approval. The Amendment was duly adopted by the Board of Directors on March 1, 2016. Pursuant to Section 607.0602 of the FBCA, no shareholder approval was required.

[Signature Page Follows]

IN WITNESS WHEREOF, OptimumBank Holdings, Inc. has executed these Articles of Amendment as of the 1st day of March, 2016.

OPTIMUMBANK HOLDINGS, INC.

By: [signature]
Its: Director
Name: Joel Klein